Exhibit 12.1

Las Vegas Sands Corp.

Statement of Computation of Ratios

	Six Months Ended June 30,		Year Ended December 31,
	2011	2010	2010	2009 (1)	2008 (1)	2007 (1)	2006
	(in thousands)
Income (loss) before income taxes and noncontrolling interest	953,180	147,637	855,905	(372,627)	(228,025)	138,279	504,246
Add: Fixed charges	215,180	205,511	428,260	398,947	565,593	478,483	238,534
Add: Amortization of interest capitalized	6,060	6,055	12,113	11,928	10,674	4,298	2,010
Less: Interest capitalized	(62,367)	(42,323)	(106,066)	(65,449)	(131,215)	(223,248)	(94,594)

Earnings as adjusted	1,112,053	316,880	1,190,212	(27,201)	217,027	397,812	650,196

Interest expensed	144,177	155,152	306,813	321,870	421,825	244,808	135,853
Interest capitalized	62,367	42,323	106,066	65,449	131,215	223,248	94,594
Estimated interest component in rental expense	8,636	8,036	15,381	11,628	12,553	10,427	8,087

Total fixed charges	215,180	205,511	428,260	398,947	565,593	478,483	238,534

Preferred stock dividends (2)	115,781	102,527	210,177	185,571	25,206	—	—

Total fixed charges and preferred stock dividends	330,961	308,038	638,437	584,518	590,799	478,483	238,534

Earnings to fixed charges	5.17	1.54	2.78	(0.07)	0.38	0.83	2.73

Deficiency amount	—	—	—	(426,148)	(348,566)	(80,671)	—

Earnings to combined fixed charges and preferred stock dividends	3.36	1.03	1.86	(0.05)	0.37	0.83	2.73

Deficiency amount	—	—	—	(611,719)	(373,772)	(80,671)	—

(1)	Las Vegas Sands Corp.’s earnings were insufficient to cover fixed charges by $426.1 million, $348.6 million and $80.7 million for the years ended December 31, 2009, 2008 and 2007, respectively, and were insufficient to cover combined fixed charges and preferred stock dividends by $611.7 million, $373.8 million and $80.7 million for the years ended December 31, 2009, 2008 and 2007, respectively.
(2)	Computed as (i) the sum of the dividends, accretion to redemption value of preferred stock issued to our principal stockholder’s family and preferred stock inducement and repurchase premiums, divided by (ii) one minus the effective income tax rate applicable to continuing operations for those years that had income tax expense.